                                  EXHIBIT (4)

                               FORM OF CONTRACT

                           PFL LIFE INSURANCE COMPANY
                     (Hereafter, We, Our, Us, the Company)


   Administrative Office:  4333 Edgewood Road N. E., Cedar Rapids, Iowa 52499
              Telephone (319) 398-8511     (800) 553-5957 ext 8458


OUR ANNUITY AGREEMENT

We will pay, subject to the conditions and limitations of this Contract, the Annuity Payments to the Payee, if living on the First Payment Date. We will make these payments in accordance with the Payment Option described in Section 1, Contract Specifications.

Our Company and You, the Owner, are bound by the conditions and provisions of this Contract. We issue this Contract in consideration of the Single Premium paid.

RIGHT TO CANCEL YOUR CONTRACT

After You receive this Contract, You have 10 days to examine it. Within that period, You can return the Contract to the Company or its agent for any reason. If You return the Contract, it will be canceled and We will consider the Contract void from the beginning. We will refund Your premium plus or minus the investment performance of the Subaccounts on the date of cancellation less any Annuity Payments made.

Signed for the Company at Our Home Office, Cedar Rapids, Iowa.


/s/ Craig D. Vermie                   /s/ William L. Busler
-------------------------------       ---------------------------
         SECRETARY                              PRESIDENT

        This Contract is a legal Contract between You and the Company.

                          READ YOUR CONTRACT CAREFULLY



                               FIXED AND VARIABLE
                    SINGLE PREMIUM IMMEDIATE INCOME ANNUITY

                               CONTRACT CONTENTS

 PAGE          SECTION             DESCRIPTION
 ----          -------             -----------

   3              1                CONTRACT SPECIFICATIONS

   4              2                DEFINITIONS

   5              3                PAYMENT OF PREMIUM

   6              4                ANNUITY PAYMENTS

   7              5                TRANSFERS

   8              6                SEPARATE ACCOUNT

   9              7                GENERAL PROVISIONS

  12              8                DEATH PROCEEDS

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SECTION 1---CONTRACT SPECIFICATIONS

Contract Number:  [  ]

CONTRACT ISSUE DATE: [Mm/Dd/Yy]

PARTIES TO THE CONTRACT:

   Owner(s): [ ]
   Payee(s): [ ]
   Primary Annuitant:  [ ]
   Primary Annuitant  Issue Age and Sex: [Nn, Male, Female]
   Secondary Annuitant: [ ]
   Secondary Annuitant  Issue Age and Sex: [Nn, Male, Female]
   Beneficiary(ies): [ ]

SINGLE PREMIUM:
   Single Premium Amount:  [$N,Nnn,Nnn.Nn]
   Initial Allocation to:  Fixed Annuity Payments:  [ % ]  Variable Annuity
      Payments:  [% ] Premium Tax :  [State, %]

ANNUITY PAYMENTS:
   First Payment Date:  [Mm/Dd/Yy]
   Frequency of Payments: [Monthly, Quarterly, Semiannual, Annual] Fixed Payment Amount on First Payment Date: [$]
   Estimated Variable Payment Amount on First Payment Date:  [$]
   Assumed Investment Return for Variable Payment:  [4.0%,5.5% Annually]

The Single Premium allocated to variable Annuity Payments will be invested as shown below:

VIP: Equity Income              [%]       VIP II: Contrafund             [%]
VIP: Growth                     [%]       VIP II: Index 500 Portfolio    [%]
VIP: High Income                [%]       VIP II: Investment Grade Bond  [%]
VIP: Money Market               [%]       VIP III: Balanced              [%]
VIP: Overseas                   [%]       VIP III: Growth & Income       [%]
VIP II: Asset Manager           [%]       VIP III: Growth Opportunities  [%]
VIP II: Asset Manager Growth    [%]

CHARGES APPLICABLE TO VARIABLE PAYMENTS:
   Separate Account Charge:                [%]

PAYMENT OPTION:

   [Life Only Payment Option:

   We will make payments for the Annuitant's lifetime beginning on the First Payment Date. The final payment will be the one made immediately prior to the Annuitant's death.

   No additional payments will be made after the Annuitant dies.]

SECTION 2---DEFINITIONS

This section contains the standard meaning of terms used in Your Contract.

ALLOCATION DATE
The date on which a transfer is made from one Subaccount to another.

ANNUITANT
The person upon whose life the Annuity Payments are based. For joint options, Annuity Payments are based upon the lives of both the Primary and Secondary Annuitant.

ANNUITY PAYMENTS
Payments made by Us pursuant to the Payment Option chosen. We may require evidence that any Annuitant and/or Payee are alive on the due date of each Annuity Payment. Annuity Payments may be either fixed or variable, or a combination of both. We guarantee fixed Annuity Payments to be a specific amount. Variable Annuity Payments fluctuate in amount based on the investment performance of the Subaccount relative to the Assumed Investment Return. Your fixed and variable Annuity Payment options are explained in Section 1, Contract Specifications.

ANNUITY PAYMENT FREQUENCY
The payment frequency is either monthly or quarterly. Semiannual or annual payments are available with Our approval.

ASSUMED INVESTMENT RETURN (AIR)
The annual effective rate shown in Section 1, Contract Specifications, that is used in the calculation of each variable Annuity Payment. If the performance (minus all expenses) of the Subaccount(s) matches the AIR, the variable Annuity Payments will remain constant. If the performance exceeds the AIR, the variable Annuity Payments will increase. If the performance falls below the AIR, the variable Annuity Payments will decrease.

BENEFICIARY
The person(s) to whom We will pay a death benefit or other guaranteed payments, if any, when the Annuitant (or last Annuitant for joint options) dies.

CONTRACT ISSUE DATE
The date, as shown on the Contract Specifications Page, on which the Single Premium is allocated to the Subaccounts and the Contract becomes effective.

CONTRACT YEAR
The 12-month period following the Contract Issue Date shown in Section 1, Contract Specifications. The first Contract Year starts on the Contract Issue Date. Each subsequent Contract Year starts on the anniversary of the Contract Issue Date.

ISSUE AGE
The Annuitant's age at the nearest birthday on the Contract Issue Date.

NET INVESTMENT FACTOR
The unit of measure used to reflect the change in Variable Annuity Unit values in a Subaccount from one Valuation Period to the next.

OWNER

"You", "Your", and "Yours". The person or entity, as named in Section 1, Contract Specifications, who may, while any Annuitant is living, exercise all rights granted by this Contract.

PAYEE
The person or entity to whom We will pay the Annuity Payments.

SECTION 2---DEFINITIONS (CONTINUED)
-----------------------------------

Right to Cancel Period
The period during which this Contract can be canceled by the Owner.

SEPARATE ACCOUNT CHARGE
An expense that is deducted from each subaccount for Our assumption of mortality and expense risk, and for Our administration and distribution expenses. (This charge is commonly referred to as M&E, or mortality and expense charge.)

SUBACCOUNTS
The portfolios of the Separate Account, as described in Section 6, Separate Account. Section 1, Contract Specifications, lists the allocation to the Subaccounts You selected.

VALUATION DAY
Each day the New York Stock Exchange is open for trading and any other day when the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

VALUATION PERIOD
The period of time beginning at the close of business each Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ANNUITY UNIT
Variable Annuity Payments are expressed in terms of Variable Annuity Units, the value of which fluctuates in relation to the selected Subaccounts. The value of Variable Annuity Units is determined at the end of each Valuation Day.

VARIABLE ANNUITY PAYMENT CALCULATION DATE
The day when the amount of the variable Annuity Payment is determined. Payments will be determined no greater than seven business days before the date of Your Annuity Payment.

WRITTEN REQUEST
A request in a form suitable to Us, signed by You and delivered to Us.

SECTION 3---PAYMENT OF PREMIUM


SINGLE PREMIUM

You purchase this Contract with a Single Premium. You may not make additional premium payments.

The Single Premium will be reduced by any applicable Premium Taxes required by federal, state or local authorities.

ALLOCATION OF YOUR SINGLE PREMIUM

The amount of the Single Premium You allocated to fixed and/or variable Annuity Payments is shown in Section 1, Contract Specifications. The initial allocation of Your premium for variable Annuity Payments to the Subaccounts is also shown in Section 1, Contract Specifications. The minimum allocation to any Subaccount must not be less than 5% of the total amount allocated to the Subaccounts.

SECTION 4---ANNUITY PAYMENTS

GENERAL PAYMENT PROVISIONS

Annuity Payments may be fixed, variable or a combination of both. Your elections are shown in Section 1, Contract Specifications. Your Annuity Payments will be made according to the provisions detailed in Section 1, Contract Specifications.

Your First Payment Date is shown in Section 1, Contract Specifications.

If at any time the amount of a payment to a Payee is less than $100 (Our minimum payment), We may change the Frequency of Payment so that the payment is at least equal to the minimum.

DETERMINATION OF THE VARIABLE ANNUITY PAYMENTS

The portion of the Single Premium allocated to variable Annuity Payments will initially purchase Variable Annuity Units in the Subaccount(s) which You elect. We determine the number of Variable Annuity Units based upon:

  a. the Single Premium reduced by any Premium Taxes shown in Section 1, Contract Specifications;

  b. the age and sex of the Annuitant and Secondary Annuitant, if any;

  c. the Payment Option You chose;

  d. the Frequency of Payment You chose;

  e. the First Payment Date You chose;

  f. the Assumed Investment Return You chose; and

  g. the Variable Annuity Unit value of the Subaccount(s) on the Contract Issue Date.


DETERMINATION OF THE VARIABLE ANNUITY PAYMENTS (CONTINUED)

On each Variable Annuity Payment Calculation Date, the number of Variable Annuity Units in each Subaccount is multiplied by the Variable Annuity Unit value of each Subaccount to determine the variable Annuity Payment from that Subaccount. Your total variable Annuity Payment will be the sum of the payments from each Subaccount.

The number of Variable Annuity Units allocated to each Subaccount will not change unless You request:

 1.  A transfer from one Subaccount to another;
 2.  A transfer from variable Annuity Payments to fixed Annuity Payments;
 3.  A partial or full surrender that may be available under Your Payment
     Option.

Also, if You chose a joint life payment option, We will reduce the number of Variable Annuity Units if payments are to be reduced upon the death of either joint Annuitant.

VARIABLE ANNUITY UNITS

The number of Variable Annuity Units in each selected Subaccount is determined by dividing the Estimated Variable Annuity Payment Amount on the First Payment Date by the Variable Annuity Unit value of that Subaccount on the Contract Issue Date. The value of the Variable Annuity Unit in Your chosen Subaccounts will increase or decrease reflecting the investment experience of those Subaccounts.

SECTION 4---ANNUITY PAYMENTS (CONTINUED)
----------------------------------------

VARIABLE ANNUITY UNITS (CONTINUED)
----------------------------------

Amounts transferred to the Subaccounts will be applied to provide Variable Annuity Units in Your chosen Subaccounts. The number of Variable Annuity Units purchased in a Subaccount will be determined by dividing any amount transferred to that Subaccount, by the Variable Annuity Unit value for that Subaccount on the applicable Allocation Date.

The number of Variable Annuity Units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the Variable Annuity Unit value for that Subaccount on the applicable withdrawal or Allocation Date.

The Variable Annuity Unit value in a particular Subaccount on any Valuation Day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the Variable Annuity Unit value for that Subaccount on the immediately preceding Valuation Day;

(b) is the Net Investment Factor for that Subaccount for the Valuation Period;
    and

(c) is the daily factor for the Valuation Period.

The daily factor for the Valuation Period is a discount factor that reflects the Assumed Investment Return.

The Net Investment Factor used to calculate the Variable Annuity Unit value in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:

     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period, plus

     (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

     (3) a per share credit or charge for any taxes reserved for, which We determine to have resulted from the investment operation of the Subaccount.

(b) is the net asset value of a fund share held in that Subaccount as determined at the end of the immediately preceding Valuation Period.

(c) is an amount representing the Separate Account Charge. The percentages are shown in Section 1, Contract Specifications.


SECTION 5---TRANSFERS

Transfers Among Subaccounts

You may transfer the value of the Variable Annuity Units from one Subaccount to another. If You want to transfer the value of the Variable Annuity Units, You must tell Us in a Written Request or by an electronic notice that gives Us the information that We need.

SECTION 5---TRANSFERS (CONTINUED)

Transfers Among Subaccounts (Continued)

You may currently transfer among Subaccounts as often as You wish without charge. We have the right to charge an administrative fee of $15 for each transfer after the first six transfers made in any Contract Year. All transfers made simultaneously will be treated as a single request.

Transfers From Variable Annuity Payments to Fixed Annuity Payments

You may transfer all or a part of the value of variable Annuity Payments to fixed Annuity Payments.

If You transfer variable Annuity Payments to fixed Annuity Payments, the fixed Annuity Payments will be a continuation of the Payment Option under which the variable Annuity Payments were being made. For example, if You were receiving variable Annuity Payments for two years under a 10-Year Period Certain and Life Option and elect to transfer to a fixed Annuity Payment, Your fixed Annuity Payment would be an 8-Year Period Certain and Life Option.

The amount of the fixed Annuity Payment will be based on Our fixed annuity rates at the time of the transfer.

You may not transfer from fixed Annuity Payments to variable Annuity Payments.

SECTION 6---SEPARATE ACCOUNT

The Separate Account

We have established, and will maintain, a Separate Account under the laws of the state of Iowa. Any realized or unrealized income, net gains or losses from the assets of the Separate Account are credited to or charged against it without regard to Our other income, gains or losses. Assets are put in the Separate Account for this Contract, as well as for other variable annuity policies and life insurance. The Separate Account may invest assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are Our property. These Assets will equal or exceed the reserves and other Contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business We conduct. We reserve the right to transfer assets of a Subaccount, in excess of the reserves and other Contract liabilities with respect to that Subaccount, to another Subaccount or to Our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation, which We establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally each day on which the New York Stock Exchange is open.

We also reserve the right to transfer assets of the Separate Account, which We determine to be associated with the class of policies to which this Contract belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account," as used in this Contract, shall then mean the Separate Account to which the assets were transferred.

We also reserve the right, when permitted by law, to:

(a)  deregister the Separate Account under the Investment Company Act of 1940;

(b)  manage the Separate Account under the direction of a committee at any time;

(c) restrict or eliminate any voting rights of Contract Owners or other persons who have voting rights as to the Separate Account; and

(d)  combine the Separate Account with one or more other Separate Accounts;

(e)  create new Separate Accounts;

(f) add new Subaccounts to, or remove existing Subaccounts from, the Separate Account, or combine Subaccounts;

(g) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

Change in Investment Objective or Policy of the Separate Account

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this Contract is delivered.


SECTION 7---GENERAL PROVISIONS

Entire Contract

The entire Contract is made up of this Contract, and any riders, endorsements, or application. No change in or waiver of any provision of this Contract is valid unless the change or waiver is signed by the President or Secretary of the Company.

Assignment

Only You may make an assignment of this contract. You must notify Us by Written Request to assign this Contract. No change will apply to any action taken by Us before the Written Request was received by Us. We are not responsible for the validity or the effect of an assignment. You should consult Your tax advisor prior to making an assignment.

Beneficiary

The Beneficiary is named in Section 1, Contract Specifications, or if applicable, in a subsequent endorsement. More than one Beneficiary may be named. The rights of any Beneficiary will be subject to all the provisions of this Contract.

If any primary or contingent Beneficiary dies before the Annuitant, that Beneficiary's interest in this Contract ends with that Beneficiary's death. Only those Beneficiaries living at the time of the Annuitant's death will be eligible to receive their share of the death benefits. Payment will be made to the named contingent Beneficiary(ies) only if all primary Beneficiaries have died before the death benefits become payable. In the event no contingent Beneficiaries have been named and all primary Beneficiaries have died when the death benefits become payable, the Owner(s) or Estate of the Owner(s) will become the Beneficiary(ies) unless elected otherwise. If both primary and contingent Beneficiaries have been named, payment will be made to the named primary Beneficiaries living at the time the death benefits become payable. If there is more than one Beneficiary and You failed to specify their interest, they will share equally. If any primary Beneficiary is alive at the time the death benefits become payable, but dies before receiving their payment, their share will be paid to their estate.

Change of Beneficiary

You may change the Beneficiary while the Annuitant is living, unless an irrevocable one has been named. Change is made by Written Notice. The change takes effect on the date the Written Request was signed, and the Written Request must have been postmarked on or before the date of the Annuitant's death. Annuity Payment(s) made before the Written Request was received will not be reissued. We may require return of this Contract for endorsement before making a change.

Incontestability

This Contract is incontestable from the Contract Issue Date.

Misstatement of Age or Sex

If the age or sex of any Annuitant has been misstated, the Annuity Payments will be those which the Single Premium paid would have purchased for the correct age and sex. Any underpayment made by Us will be paid with the next Annuity Payment. Any overpayment made by Us will be deducted from future Annuity Payments. Any underpayment or overpayment will include interest at 5% per year, from the date of the incorrect payment to the date of the adjustment.


Modification of Contract

No change in this Contract is valid unless made in writing by Us and approved by one of Our officers. No agent has authority to change or waive any provision of Your Contract.

Nonparticipating

Your Contract is nonparticipating. This means We do not pay dividends on it. Your Contract will not share in Our profits or surplus earnings.

Owner

You, the Owner, are named in Section 1,Contract Specifications. You may, while any Annuitant is living, exercise all rights granted by this Contract. These rights are subject to the rights of any assignee or living irrevocable Beneficiary. "Irrevocable" means that You have given up Your right to change the Beneficiary named.

If You die, the rights of Ownership will vest in the executors, administrators or assigns of the Owner.

Unless We have been notified of a community or marital property interest in this Contract, We will rely on Our good faith belief that no such interest exists and will assume no responsibility for inquiry.

Annuity Payments are generally taxable to the Owner.

Proof of Death

Any Beneficiary claiming an interest in the Contract must provide the Company in writing with due proof of death of the Payee/Annuitant and/or Secondary Annuitant (if any). If payments have been paid prior to receiving due proof of death, We will deduct the payment(s) from the calculated death benefit.

PROOF OF SURVIVAL

If Annuity Payments under this Contract depend on a person being alive on a given date, proof of survival may be required by the Company prior to making the payments.

Protection Of Proceeds

Unless You so direct by filing Written Request with Us, no Beneficiary may assign payments under this Contract before the same are due. To the extent permitted by law, no payments under this Contract will be subject to the claims of creditors of any Beneficiary.

Reserves

The reserves held by Us for this Contract shall not be less than the minimum required by the laws and regulations of the state in which this Contract is delivered.

Reports To Owner

You will receive a confirmation statement each time You transfer Annuity Units among the Subaccounts or make transfers from variable Annuity Payments to fixed Annuity Payments.

We will also send you reports containing financial statements for the Funds, and a list of portfolio securities of the Funds, as required by the Investment Company Act of 1940.

Successor Owner

The person named by the Owner to whom ownership of this Contract passes upon the Owner's death, unless the Owner was also the Annuitant, in which case the Annuitant's Beneficiary is entitled to benefits described in Section 8, Death Proceeds.

Tax Qualification

This Contract is intended to qualify as an annuity Contract for federal income tax purposes. The provisions of this Contract are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, We reserve the right to amend this Contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements. We will send a copy to You in the event of any such amendment. If You refuse such an amendment, it must be by giving Us Written Request, and Your refusal may result in adverse tax consequences.

SECTION 8---DEATH PROCEEDS

If an Owner, who is also an Annuitant, dies before the First Payment Date, the amount of the death proceeds is the premium plus or minus the investment performance of the Subaccounts. If an Owner, who is not an Annuitant, dies before the First Payment Date, the Successor Owner may direct the Owner's interest in the Contract to be distributed as follows:

   (i) one cash lump sum to be distributed within five years of the deceased owner's death;

   (ii)  annuitize the death proceeds over the lifetime of the Successor Owner;
         or

   (iii) annuitize the death proceeds over a period that does not exceed the life expectancy of the Successor Owner as defined by the Code.

Subparagraphs (ii) and (iii) apply only to individuals, and such payments must start within one year of the date of the Owner's death.

If the owner, who may or may not also be an Annuitant, dies, on or after the First Payment Date, the remaining portion of the Annuity Payments due under the Contract, if any, will be distributed to the Beneficiary in the same manner and frequency (at least as rapidly) as under the method of distribution used before the Owner's death.

If the Owner's surviving spouse, if any, is the Successor Owner, then on the Owner's death he or she may elect to become the Owner under the Contract and to continue the Contract as his or her own. If no such election is made, the rules outlined in the foregoing paragraphs of this section will apply.

If the Owner, who is also the Annuitant, dies and no Beneficiary is named or the Beneficiary has predeceased the Owner/Annuitant, the Owner's estate shall be deemed the Beneficiary.

If at any time the Annuitant, or last Annuitant for a joint contract, dies, the Beneficiary will receive the remaining portion of the Annuity Payments due under the contract, if any. Payments will be made in the same manner and frequency (at least as rapidly) as under the method of distribution used before the Annuitant's death.

If a non-natural person is named as an Owner, then the primary Annuitant shall be treated as an Owner solely for the purposes of this Section 8. The entire interest in the Contract must be distributed upon the Annuitant's death, if the Annuitant dies prior to the First Payment Date.

In all events, notwithstanding anything to the contrary in this Contract, distributions on the death of an Owner shall conform to the requirements of
Section 72(s) of the Code.

                           PFL LIFE INSURANCE COMPANY

   Administrative Office:  4333 Edgewood Road N. E., Cedar Rapids, Iowa 52499






                               FIXED AND VARIABLE
                    SINGLE PREMIUM IMMEDIATE INCOME ANNUITY